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                                                                 EXHIBIT 99.6(A)

INDEPENDENT AUDITORS' CONSENT


Pacific Mutual Life Insurance Company:
700 Newport Center Drive
Newport Beach, California 92660

We hereby consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 333-01713 of Pacific Select Estate Preserver on Form S-6 of our report dated February 16, 1996 related to the financial statements of Pacific Select Exec Separate Account of Pacific Mutual Life Insurance Company as of and for the years ended December 31, 1995 and 1994 and our report dated February 23, 1996 related to the financial statements of Pacific Mutual Life Insurance Company as of and for the years ended December 31, 1995 and 1994 appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Independent Auditors" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
January 15, 1997